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                     June 11, 2020

       Christopher J. Eppel
       Chief Financial Officer
       FreightCar America, Inc.
       125 S. Wacker Drive, Suite 1500
       Chicago, Illinois 60606

                                                        Re: FreightCar America,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 4,
2020, and as Amended April 6, 2020
                                                            File No. 000-51237

       Dear Mr. Eppel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing